Exhibit 99.1

FOR IMMEDIATE RELEASE                                      Contact:   Paul Knopick

                                                                                                      888-795-6336

                      ******************************************************************************

ITRONICS PROVIDES OPERATIONS UPDATE AND REPORTS 2013 THIRD QUARTER AND NINE MONTH REVENUES; FERTILIZER SALES UP SIX PERCENT IN FIRST NINE MONTHS

            RENO, Nevada, November 21, 2013 – Itronics Inc. (OTC: ITRO), a diversified fertilizer, silver, and minerals producer,  today provided an operations update and announced sales results for the three and nine months ended September 30, 2013.

            The Company reported that Total Revenues for the nine months ended September 30, 2013 were $1,811,171 compared to $1,862,989 in the same period in 2012.  Fertilizer sales, which are the driver for the Company’s growth, were up six percent in the first nine months. Whitney & Whitney technical services sales increased 49 percent in the first nine months.

            The third quarter in 2013 Total Revenues were $97,108 compared to $205,306 in the same period in 2012. The third quarter is typically the Company’s slowest quarter. This year the spring fertilizer season ended in late June, earlier than usual.  Normally crops in California, where the Company makes the majority of its sales, are maturing during the July through September time period.  Fertilizer use during this time is minimal, which means the Company fertilizer sales are low in the third quarter.

            Two years ago the Company began working with its distributor to develop an "early fill" program designed to top off our distributor’s dedicated holding tanks prior to the start of the spring fertilizer season. Itronics has manufacturing capacity that for much of the year is under-utilized.  Filling our distributor’s storage tanks early each of the last two years has improved plant utilization and reduced the pressure on manufacturing capacity during the peak months. This year the plant had excess capacity during the peak season, even with an eight percent increase in fertilizer deliveries. This additional seasonal capacity is now available to increase spring season sales while maintaining a reliable delivery program for our distributor’s customers. The Company plans to continue the "early fill" program and will continue to work proactively with its distributor to ensure that orders are filled promptly as sales growth progresses. This year’s fall sales are expected to increase about 10 percent compared to the 2012 fall season.

            Itronics is continuing to work with its distributor to expand GOLD’n GRO sales into Southern California and Arizona and is also continuing to perform field trials to develop new crop applications in markets where sales are already established. The Company is developing a new Internet shopping platform that will become the "Itronics Store" where different GOLD’n GRO fertilizers and other products being offered by the Company can be purchased.

Development of consumer fertilizer product marketing through Amazon.com is also underway.  A seller’s account has been set up with Amazon, but is not yet activated.  Both of these initiatives are to establish consumer sales and to give consumers easier access to the GOLD’n GRO fertilizers, which are wonderful for home gardens, flower beds, shrubs and other home uses.

            Silver revenues in the first nine months were down sharply compared to the prior year due to a combination of a 16 percent decline in the realized price of silver and a sharp reduction in ounces of silver sold. At the end of the quarter one silver shipment was not settled and will be included in fourth quarter results. Silver production was reduced in the third quarter and will be reduced in the fourth quarter compared to the 2012 fourth quarter so that improvements can be completed in the refinery.

            Our silver is extracted from silver-bearing photo liquids, which subsequently are used in fertilizer manufacturing.  Several process steps that take a significant amount of elapsed time are required to produce the silver bullion.  Because of this, silver production fluctuates with fertilizer production.

            The amount of silver being received in spent photo liquids has declined as a result of the shift to digital imaging away from the use of traditional 35 millimeter film.  Silver halide photo paper used to make photo prints is now a major source of our silver bearing photo liquids.  Photo print processing generates a lower silver content in the spent photoliquids which has resulted in a reduction in the amount of silver being received.  This shift has caused a more than 50 percent reduction in the amount of silver recovered from each gallon of photoliquid that is processed and has occurred gradually over the past several years.  This led to a significant reduction in the amount of silver contained in each pound of unprocessed solids delivered to the refinery, and created the need for the leaching technology which the Company has been developing.

       Consequently, the Company is making major technology and process improvements in its silver refinery as part of a plan to stabilize silver sales and to improve on-site recovery. These technology improvements will be described in more detail in an upcoming press release.  Making the needed improvements slowed production in the third quarter and is also affecting production in the fourth quarter. Production levels are expected to increase in the first quarter of 2014 and are expected to be more stable after the improvements are completed.

            Photo Services revenue in the nine month period declined due to a decline in the amount of photo liquids being received.  However, volumes of silver bearing photoliquids being received continue to exceed the quantities needed for fertilizer manufacturing. The Company has a substantial on-site inventory to support seasonal sales requirements and for sales expansion in 2014.  Plans are in place to seek new photoliquid supplies when the Company believes that it is appropriate to do so to support fertilizer sales growth.

            Whitney & Whitney technical services sales increased 49 percent in the first nine months due to expansion of service support for one of its long term mining clients.  This expanded service support is expected to continue for several years.  Whitney & Whitney, Inc. also owns 67 percent of Auric Gold & Minerals, Inc. which was formed to acquire multi-mineral (polymetallic) gold properties, and to strategically invest in Junior Gold and Minerals Companies that provide the opportunity to develop and commercialize environmentally friendly polymetallic gold projects.

            Unaudited Revenues for the third quarter, and first nine months ended September 30, 2013 together with comparative figures for 2012 are presented below:

ITRONICS INC.

	For the Quarter		For the 9 Months
	Ended Sept 30	Ended Sept 30	Ended Sept 30	Ended Sept 30
	2013	2012	2013	2012
REVENUE	$	$	$	$
Fertilizer	57,588	76,986	1,409,043	1,326,892
Silver	1,053	66,286	180,152	364,535
Photo Services	12,279	18,204	41,458	50,396
Mining Tech Services	26,188	43,830	180,518	121,166
Total Revenues	97,108	205,306	1,811,171	1,862,989

      About Itronics:

       Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" company that produces GOLD'n GRO liquid fertilizers and pure silver bullion. Itronics, through its subsidiary, Itronics Metallurgical, Inc. is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts spent photoliquids into pure silver and GOLD'n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, and is developing the Fulstone Iron Oxide Copper Gold exploration property in Nevada.

      Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally clean recycling and fertilizer technologies.

     The Company's environmentally friendly GOLD'n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at www.goldngro.com. Its popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at www.itromet.com.

******************

VISIT OUR WEB SITE:  http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)